EXHIBIT 10.1

                                SERVICE AGREEMENT


     THIS AGREEMENT (the "Agreement") is entered into as of the 7th day of January, 2003 between Chaparral Resources, Inc., a corporation organized and existing under the laws of the State of Delaware, and having an office at 16945 Northchase, Suite 1620, Houston, TX 77060 ("CRI") and OJSC Kazkommerts Securities, a corporation organized and existing under the laws of the Republic of Kazakhstan, and having an office at [address] ("KKS"). KKS and CRI are hereinafter collectively referred to as the "Parties" and individually as a "Party".

     WHEREAS, KKS is engaged in the business of providing financial advisory and investment banking services to companies in the Republic of Kazakhstan; and

     WHEREAS, CRI wishes to engage KKS to provide such services on the terms and conditions set forth herein.

     NOW THEREFORE, the Parties hereto hereby agree as follows:

1.   Scope

1.1. In consultation with CRI's senior management team, KKS will develop a definitive financing plan taking into account the various alternative sources of financing available e.g loans (including syndicated loans), direct and portfolio investments, issue of stock, bonds, notes, and any other financial or trade instruments (including options, futures, forwards, derivatives), debt restructuring and/or offsetting and settlement of claims. KKS will then recommend to CRI management an appropriate financing structure.

1.2. KKS will prepare a detailed term sheet for the financing as well as an information memorandum, as well as any presentations or prospectuses that may be required in connection with the provision of financing for the Company for circulation to potential lenders and other financing sources.

1.3. The responsibilities of KKS hereunder shall include, but are not limited to the following:

(a) Familiarizing itself with the business, activities, financial performance and future prospects of CRI and its subsidiaries;

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(b)  Advising CRI management on the structuring, pricing and timing for any financing;

(c) Coordinating, as necessary, the work of CRI's other advisers, including lawyers, accountants and tax experts in connection with the matters contemplated hereby;

(d) Identifying and contacting potential creditors/investors for the purpose of attracting funds for CRI;

(e) Participating as part of the CRI management team in evaluating proposals, negotiating with interested investors and the preparation of agreements with investors;

(f)  Advising CRI on the financial markets in Kazakhstan;

(g)  Advising on business development opportunities; and

Providing such other advice and undertaking such other activities on such terms as may be agreed between the Parties in connection with the matters contemplated hereby or otherwise.

1.4. In the event that KKS develops a material acquisition or merger prospect for CRI or is asked by CRI to provide advisory services in connection with a material acquisition or merger transaction in which the Company is involved, it is the understanding of the Parties that the scope of such work, the fees and other terms of such advisory activities are beyond the scope of this Agreement and will be subject to a separate negotiation and agreement between the Parties. The Parties acknowledge that CRI may engage another financial advisor of its choice in connection with any merger or acquisition transaction in which the Company is involved.

1.5. The Parties agree that any advice given by KKS is provided solely for the use and benefit of CRI and may not be used for any other purpose nor disclosed to any other person without the prior written consent of the KKS. It is agreed that any CRI profiles, information memorandums, research reports, presentations, prospectus or other written materials issued by KKS in connection with the matters contemplated hereby may contain disclaimers and exclusions of liability to third parties.

2.   Professional Advice

2.1. CRI agrees to provide or arrange for independent professional advice (including legal, regulatory, accounting or taxation matters) in connection with any financing transaction entered into by CRI or to which CRI is a party.

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3.   Access and Information

3.1. CRI agrees to cooperate with KKS and provide access to necessary and appropriate company personnel and data. KKS agrees to keep all such information strictly confidential and to comply with all applicable US securities laws and regulations with respect to any such information that is not in the public domain.

3.2. CRI agrees to inform KKS of any material change in the assets, liabilities, or business operations of CRI, as well as changes in any material fact contained or referred to in any documentation relating to any financing transactions entered into by CRI.

4.   Fees and Commissions

4.1. In consideration of the agreement by KKS to act as the CRI's financial advisor hereunder, and in consideration of the services to be rendered by KKS in connection with the matters contemplated hereby, KKS will be compensated as follows:

4.1.1. KKS will receive a monthly retainer fee of US$25,000 (twenty-five thousand) for the financial advisory services described herein for the period of the assignment, payable monthly within 5 (five) business days from the date of issue of an invoice by KKS, and the first retainer fee payable within 5 (five) business days from the date of signing of the Agreement, and issue of an invoice by KKS, in respect of services provided beginning from 1 January 2003;

4.1.2. KKS will receive a success fee for:

     (i)  any debt capital arranged by KKS.

     (ii) any mezzanine or equity capital raised for CRI by KKS.

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4.2 The terms and conditions of success fees described in Paragraph 4.1.2, and fees payable to KKS for advising on any acquisitions or mergers arranged by KKS in which CRI is involved, shall be negotiated on case by case basis.

4.3 The success fees described in Paragraph 4.1.1 above shall be due and payable either upon the draw down of any relevant financing or upon the closing and funding of any mezzanine or equity capital transaction.

5.   Expenses

5.1. CRI agrees to either pay or reimburse KKS for all customary and reasonable out-of-pocket costs and expenses incurred by KKS in the performance of its services hereunder, including: the printing of any information memorandums, presentations, prospectus or other documentation or agreements which may be required as well as reasonable travel expenses, such as air travel, food and accommodation. It is agreed by the Parties that the total amount of KKS' expenses shall not exceed US$5,000 without first obtaining the prior written consent of CRI.

5.2. If KKS's services are terminated before the completion of any of the matters contemplated by this Agreement, the Company shall reimburse KKS for any actual out-of pocket expenses, incurred by KKS up to and including the date on which KKS receives written notice of such termination.

5.3. All fees and expenses payable to KKS shall be paid within thirty (30) days after the receipt of an invoice issued by KKS in accordance with this Agreement.

6.   Documents and Announcements

6.1. KKS may ask CRI for certain confirmations relating to information contained in a document or announcement if CRI asks KKS to issue or approve it. CRI accepts full responsibility for the contents of any such document or announcement that it has been asked to confirm.

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7.   Confidentiality

7.1. KKS shall hold in a fiduciary capacity, for the benefit of CRI, information, knowledge or data relating to CRI or any of its affiliated companies (including, without limitation, KKM) and their respective businesses, which shall have been obtained by KKS during the term of this Agreement and which shall not be or become public knowledge (other than by acts by the KKS or representatives of KKS in violation of this Agreement), other than that which is required to be disclosed by any applicable law or legal process. During the term of this Agreement and for a period of two (2) years thereafter, KKS shall not, without the prior written consent of CRI, or as may otherwise be required by law or legal process (provided CRI has been given notice of and opportunity to challenge or limit the scope of any disclosure purportedly so required), communicate or divulge any such information, knowledge or data to anyone other than CRI and those designated by it.

7.2. KKS shall acquire no proprietary interest in or right to any information provided by CRI, and CRI may demand the return thereof at any time upon giving written notice to KKS. Within ten (10) days of receipt of such notice, KKS shall return all original documents, reports, data and other information obtained from CRI and shall destroy or cause to be destroyed all copies and reproductions (in whatever form, including but not limited to, electronic media) in its possession and in the possession of persons to whom it was disclosed pursuant to this Agreement.

8.   Term and Termination.

8.1. This Agreement shall run from the date of signing hereof for the period of one (1) year (the "Term"). Following the expiration of the Term, the Parties may agree to a renewal of the Agreement on mutually acceptable terms and conditions. It is understood and agreed, however, that the Parties shall not be obligated to enter into any such renewal.

8.2. Either party may terminate this Agreement by giving not less than ten (10) days prior written notice to the other party regarding such termination. However, the provisions of Sections 4, 5 and 7 hereof shall survive the termination of this Agreement.

9.   General

9.1. This Agreement sets forth the complete understanding of the Parties with respect to the transactions contemplated hereby.

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9.2. Amounts referred to in this Agreement are net of any value added or other taxes, other than any taxes imposed upon or measured by the net income of KKS, which may be applicable to any payment by, or charge to, CRI according to the existing tax laws of the Republic of Kazakhstan, or for any amounts required by law to be deducted from or in respect of any sum payable to KKS hereunder.



Chaparral Resources, Inc.

/s/ Nikolai D. Klinchev
-----------------------
Nikolai D. Klinchev
Chief Executive Officer

/s/ Richard J. Moore
--------------------
Richard J. Moore
Chief Financial Officer


OJSC Kazkommerts Securities

/s/ G. A. Zaitbekova
--------------------
G. A. Zaitbekova
Deputy General Director




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